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                                                                 EXHIBIT (a)(14)


                 [ON GLOBAL TELESYSTEMS GROUP, INC. LETTERHEAD]
FOR IMMEDIATE RELEASE

                  GTS ANNOUNCES SPECIAL MEETING OF SHAREHOLDERS
                 CONCERNING ACQUISITION OF ESPRIT TELECOM GROUP


MCLEAN, Va., February 2, 1999 - Global TeleSystems Group, Inc. ("GTS") (Nasdaq and EASDAQ: GTSG) announced today that a Special Meeting of its stockholders will be held on Wednesday, March 3, 1999, to consider a proposal to approve resolutions authorizing the issuance of new shares of Common Stock of GTS pursuant to the offer by GTS to acquire all the issued and outstanding share capital of Esprit Telecom Group plc ("Esprit Telecom") (Nasdaq: ESPRY; Easdaq:
ESPR) announced on December 8, 1998 (the "Offer"). Stockholders of record of GTS common stock at the close of business on January 29, 1999, will be entitled to vote at the Special Meeting Pursuant to the Offer, each Esprit Telecom securityholder will receive 0.1271 of a share of new common stock of GTS for each ordinary share of Esprit Telecom held by such holder, and 0.89 of a share of new common stock of GTS for each American Depositary Share ("ADS") of Esprit Telecom held by such holder. The Offer is being made in the US by Bear, Stearns & Co. Inc. and outside the US by Bear, Stearns International Limited on behalf of GTS.

The Offer will be open for acceptance for an initial offer period which is due to expire at 10:00 a.m.(New York City time), 3:00 p.m. (London time) on Thursday, March 4, 1999. Upon expiration of the initial offer period, the Offer will be extended for a subsequent offer period of at least 14 calendar days, as required by the rules of the City Code on Takeovers and Mergers of the United Kingdom ("City Code"), during which time holders of Esprit Telecom ordinary shares and ADSs who have not tendered such securities may do so. Holders of Esprit Telecom ordinary shares and ADSs will have withdrawal rights during the initial offer period but, except in limited circumstances, not during the subsequent offer period.

Copies of the Offering Circular/Proxy Statement/Prospectus will be mailed and made available to GTS stockholders as well as to holders of Esprit Telecom ordinary shares and ADSs upon request. Requests for a copy of the Offering Circular/Proxy Statement/Prospectus should be directed to Georgeson & Company, Inc., the Information Agent, at the following address: Georgeson & Company, Inc., Wall Street Plaza, New York, New York 10005; banks and brokers may call
(212) 929-5500 (collect), holders within the United States may call (800) 223-2064 (toll free) and holders outside the United States may call (44) 171-335-8600 (reverse charges).

Holders of Esprit Telecom ordinary shares and ADSs (other than those located in Belgium) must return all required documents to IRG plc, the Receiving Agent in the United Kingdom, when tendering their ordinary shares, or The Bank of New York, the US Depositary, when tendering their ADSs, prior to the expiration of the initial and
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subsequent offer period. Holders of Esprit Telecom ordinary shares and ADSs located in Belgium must return, prior to such time, all required documents to The Bank of New York - Brussels, the Receiving Agent in Belgium for both
Esprit Telecom ordinary shares and ADSs. The Offering Circular/Proxy Statement/Prospectus and the related acceptance forms contain instructions for returning such documents by mail, by overnight delivery, by hand and by facsimile transmission

The UK Panel on Takeovers and Mergers ("The Panel") wishes to draw to the attention of member firms of Nasdaq and EASDAQ to certain UK dealing disclosure requirements following the announcement of GTS's intention to make an offer for Esprit Telecom. The announcement by GTS on December 8, 1998 commenced an offer period for the purposes of the City Code, which is published and administered by The Panel. An offer period is deemed to commence at the time when an announcement is made of a proposed or possible offer, with or without conditions. Esprit Telecom and GTS have equity securities traded on Nasdaq and EASDAQ.

The above disclosure requirements are set out in Rule 8 of the City Code. In particular, Rule 8.3 of the City Code requires public disclosure of dealings during an offer period by persons who own or control, or who would as a result of any transaction own or control, 1% or more of any class of relevant securities of GTS or Esprit Telecom. In the case of the offer for Esprit Telecom, this requirement will apply until the Offer becomes or is declared wholly unconditional or lapses.

Disclosure should be made on an appropriate form before 12 noon (London time) on the business day following the date of the dealing transaction. These disclosures should be sent to The Panel (fax number: +44-171-256 9386). Copies of appropriate disclosure forms may be obtained on request by faxing Bear Stearns on +44-171-516 6937 (Richard Strang).

The Panel requests that member firms advise their clients who wish to deal in the securities of GTS and/or Esprit Telecom, in the US and Belgium, that they may be affected by these requirements. If there is any doubt as to their application, The Panel should be consulted (telephone number: +44-171-382 9026, fax number: +44-171-638 1554).

The attention of holders of ordinary shares or ADSs in Esprit Telecom not resident in the UK or the US is drawn to the relevant provisions of the formal Offer document which will be dispatched today.

For additional information, contact:

Global TeleSystems Group
Robert Capozzi
+1-703-918-4548
bcapozzi@gtsgroup.com
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Pager:  +1-800-331-4741

THIS PRESS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTY. ALTHOUGH THE COMPANY BELIEVES ITS EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, NO ASSURANCE CAN BE GIVEN THAT SUCH PROJECTIONS WILL BE FULFILLED. ANY SUCH FORWARD-LOOKING STATEMENT MUST BE CONSIDERED ALONG WITH KNOWLEDGE THAT ACTUAL EVENTS OR RESULTS MAY VARY MATERIALLY FROM SUCH PREDICTIONS DUE TO, AMONG OTHER THINGS, POLITICAL, ECONOMIC OR LEGAL CHANGES IN THE MARKETS IN WHICH GTS DOES BUSINESS, COMPETITIVE DEVELOPMENTS OR RISKS INHERENT IN THE COMPANY'S BUSINESS PLAN. READERS ARE REFERRED TO THE DOCUMENTS FILED BY GTS WITH THE US SECURITIES AND EXCHANGE COMMISSION, SPECIFICALLY THE MOST RECENT REPORTS FILED UNDER THE SECURITIES EXCHANGE ACT OF 1934 AND REGISTRATION STATEMENTS FILED PURSUANT TO THE SECURITIES ACT OF 1933, WHICH IDENTIFY IMPORTANT RISK FACTORS.